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                                                                    EXHIBIT 99.2


                                                                    NEWS RELEASE
                              FOR IMMEDIATE RELEASE


              HUNTWAY REFINING COMPANY TO APPEAL THE NEW YORK STOCK
                          EXCHANGE'S DECISION TO DELIST



Newhall, Calif. (April 5, 2001) (NYSE: HWY) - Huntway Refining Company (Huntway) announced today that it intends to timely request a review of the determination by The New York Stock Exchange (NYSE) to delist its common stock. Huntway anticipates that its common stock will continue to be listed on the NYSE until at least the next scheduled review date, which Huntway understands will be announced by the NYSE shortly, as a request for a review ordinarily stays delisting until the review occurs.

As previously announced on March 20, 2001, Huntway and Valero Energy Corporation (NYSE:VLO) have executed a definitive agreement under which Valero is to acquire Huntway for an enterprise value of approximately $78 million or $1.90 in cash per share of common stock. Huntway currently anticipates that a special meeting of stockholders to vote on such transaction will be held by the end of May 2001 and will close shortly thereafter.

Huntway is considering its alternatives if the NYSE does not reverse its determination to delist Huntway stock and if prior to the effective time of any delisting the transaction with Valero has not closed.

Huntway Refining Company owns and operates two refineries at Wilmington and Benicia, California, which primarily process California crude oil to produce liquid asphalt for use in road construction and repair, as well as smaller amounts of gas oil, naphtha, kerosene distillate and bunker fuels.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and Huntway intends that such forward-looking statements be subject to the safe harbors created thereby. The timing of our special meeting of stockholders to vote on the Valero transaction, the timing of the closing of the Valero transaction and the occurrence of the closing of the Valero transaction are forward-looking statements. Such forward-looking statements involve risks and uncertainties and include, but are not limited to, such statements regarding future events and the plans, goals and objectives of the Company. Factors that could cause or contribute to such differences include but are not limited to whether or not the SEC reviews the Huntway merger proxy statement with respect to the Valero transaction and whether

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the conditions to the closing of the Valero transaction contained in the merger agreement can be satisfied; all such conditions with a few limited exceptions are not in the control of Huntway. Our merger agreement is on file with the SEC and we urge you to carefully review the conditions to closing contained therein. Actual results or events may differ materially from such statements. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans or expectations contemplated by the Company will be achieved. These statements are based on our views as of the date they are made with respect to future results or events. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized. In addition, the merger agreement signed with Valero provides Valero under certain circumstances (including if the closing of the transaction has not occurred on or prior to July 31, 2001) the ability to terminate such agreement. This press release should not be interpreted to imply that Huntway will in fact be successful in its appeal with the NYSE, or that Huntway will be able to close the transaction with Valero prior to the time the NYSE delists the common stock (if the NYSE makes such a determination).